Exhibit 4

Domaines Barons de Rothschild (Lafite) SCA

33, rue de la Baume

75008 Paris

France

June 30, 2004

Board of Directors

The Chalone Wine Group, Ltd.

621 Airpark Road

Napa, CA 94558

Gentlemen:

We are writing on behalf of ourselves (“DBR”), as well as Constellation Brands, Inc. (“CBI”) and Huneeus Vintners LLC (“HVI”, and together with ourselves and CBI, the “Partners”), in reference to the offer letter sent to you on May 17, 2004 (the “Offer Letter”) proposing a business combination transaction to The Chalone Wine Group, Ltd. (the “Company”).

The Offer Letter stated that the proposal would remain open for your consideration until June 30, 2004. We hereby extend the duration of the proposal until July 31, 2004. The remaining terms of the Offer Letter remain in full force and effect.

Very truly yours,

DOMAINES BARONS DE ROTHSCHILD (LAFITE) SCA

By:	/s/ Eric de Rothschild
Eric de Rothschild, Managing Director

SO ACKNOWLEDGED:

CONSTELLATION BRANDS, INC.

By:	/s/ Richard Sands
Richard Sands, Chairman of the Board
and Chief Executive Officer

HUNEEUS VINTNERS LLC

By:	/s/ Agustin Huneeus
Agustin Huneeus, Manager